Contact:

Linda S. Lennox
Investor Relations Consultant
203-275-6292
llennox@presstek.com

Presstek Announces Receipt of “Wells Notice” from SEC Staff

Greenwich, CT, July 23, 2009 -- Presstek, Inc. (NASDAQ: PRST) the leading manufacturer and marketer of digital offset business solutions, today announced that it has received a “Wells Notice” from the staff of the U.S. Securities and Exchange Commission (SEC) arising from a current investigation.  The Company has previously disclosed that the SEC is conducting an investigation concerning the Company’s announcement of its preliminary financial results for the third quarter of fiscal 2006. The Wells Notice advises the Company that the SEC staff intends to recommend that the SEC initiate a civil injunctive action against the Company alleging that it violated Section 10(b) and 13(a) of the Securities Exchange Act of 1934, and Rule 10b-5 and Regulation Fair Disclosure thereunder. The Wells Notice indicates that in connection with the contemplated action, the SEC staff may seek a permanent injunction and civil penalties.

As previously disclosed, the Company has been cooperating with the SEC’s investigation and will continue to do so as it evaluates the manner in which it will respond to the receipt of the Wells Notice. “This investigation relates to matters that occurred prior to the changes in executive leadership which took place in 2007,” said Jeff Jacobson, the Company’s Chairman, President and CEO. “We look forward to working with the SEC to resolve this matter and put this legacy issue behind us.”

The Company also announced that the previously announced settlement of a securities class action against the company and certain current and former directors and former officers was approved by the United States District Court for the District of New Hampshire on July 20, 2009. This class action litigation arose out of the Company’s announcement of its preliminary financial results for the third quarter of fiscal 2006. The settlement approved by the Court provides for the payment by the Company and other defendants of $1.25 million, which is being funded by the company’s executive liability insurance policies.

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About Presstek

Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

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